 Exhibit 99.2

AMAZING ENERGY CLOSES FINANCING AND ANNOUNCES
ACQUISITION OF MISSISSIPPI ASSETS

PLANO, Texas / November 25, 2019 -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ) (“Amazing”, “Amazing Energy”, or “the Company”), today announced that it has closed on a $4,500,000 financing package and concurrently acquired assets located in Walthall County, Mississippi known as the Denver Mint Project.

The new assets known as The Denver Mint Project are in Walthall County, Mississippi and consist of 900 acres of leasehold, 9 oil wells and a saltwater disposal well. The assets include associated production facilities and infrastructure necessary to significantly increase the asset’s current production profile. The project closed concurrently with a $4,500,000 financing utilizing a volumetric production payment (VPP) structure including a commitment to deliver a total aggregate production of one hundred forty-six thousand four hundred seventy (146,470) barrels over a 4-year period. Amazing has developed a plan to rework and or make up-hole recompletions in the 9 existing oil wells utilizing a portion of the funds with the goal of achieving between 150 and over 300 bop/d. An associate third-party reserve engineering report was completed by Moyes & Company and identifies an NPV-10 value of over $4.4mm and future net revenue of over $20 mm.

The Company has outlined a plan for the project’s first nine months to be split into four phases. Each phase will focus on different wells and have independent production and economic targets. The first phase will re-establish the field’s existing production capacity, the second will be a waterflood pilot project in the Lower Tuscaloosa D Sand, the third phase will test the shallow Yegua, Cook Mountain, and Sparta objectives above 3,500 feet total measured depth, and the fourth phase will be to recomplete behind-pipe Lower Tuscaloosa zones, including sidetracking the Magee 34-1 well. One of the project’s most attractive aspects is the low cost often associated with shallow and secondary recovery projects. In this case, minimal capital investment is required to drill or complete as many existing wellbores will be utilized.

“We are pleased to announce the closing of this financing and new Denver Mint Project which has significant unrealized production capacity to be brought online over the next year,” stated Willard McAndrew, III, Amazing Energy’s CEO. “Simple repairs, workovers, and recompletions in conventional new zones are highly economic methods we will employ to increase the value of this property. Assuming all four phases of planned operations are successful, we expect a best-case projected volume for the field of 450 bop/d. This project and the non-dilutive financing fit nicely into our plan of growth through accretive acquisitions followed by organic cash-flow increases created by new drilling. Much of the capital raised will remain available for daily operations, a prudent cash reserve, and future operations. Based on the geology and engineering work carried out to date, this project has a high probability of becoming a very profitable venture.”

Updated Presentation Slides may be found in the Company’s Denver Mint Presentation deck now available at https://amazingenergy.com/media/

About Amazing Energy Oil and Gas

Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Plano, TX. The Company operates leaseholds in the Permian Basin where it holds the rights within a 70,000-acre leasehold in Pecos County, Texas and is surrounded by large independent oil and gas companies. Amazing also holds 5,385 gross acres in Lea County, New Mexico which is held by production. The Company primarily engages in the acquisition and exploitation of oil and natural gas properties with a focus on well-defined plays containing stacked pay zones such as the San Andres, Devonian, Pennsylvanian and Wolfcamp. More information may be found on Amazing Energy’s website at www.amazingenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains forward-looking information including statements that include the words “believes,” “expects,” “anticipate,” or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof. Information concerning these and other factors can be found in the Company’s filings with the SEC, including its Forms 10-K, 10-Q, and 8-K, which can be obtained on the SEC’s website at http://www.sec.gov.

Investor Relations Contact

Derek Gradwell
Investor Relations
Phone: 512-270-6990
Email: ir@amazingenergy.com
Web: www.amazingenergy.com